EXHIBIT 10.2(b)
     SECOND AMENDMENT TO EMPLOYMENT AGREEMENT dated as of May 22, 2008, between AMERICAN COLOR GRAPHICS, INC., a New York corporation (“ACG”), and STEPHEN M. DYOTT (the “Executive”).
     WHEREAS, ACG Holdings, Inc. (“Holdings”) has entered into an Agreement and Plan of Merger dated as of the date hereof, by and among Vertis Holdings, Inc., Vertis, Inc. (“Vertis”), Victory Merger Sub, LLC, and Holdings (the “Merger Agreement”), pursuant to which Holdings shall become a wholly owned subsidiary of Vertis, Inc. upon the closing of the transactions contemplated thereunder (“Closing”);
     WHEREAS, the parties hereto desire that the Executive continue his employment pursuant to the terms and conditions of that certain Employment Agreement dated as of April 19, 2007, between ACG and the Executive, as amended as of October 3, 2007, and as further amended herein (the “Employment Agreement”), through a transition period that ends 90 days after Closing and that the Executive’s cash severance arrangement thereunder be terminated and liquidated in connection with Closing; and
     WHEREAS, Section 11.8 of the Employment Agreement allows ACG to reform any provision therein to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other Treasury guidance promulgated under such Code Section (“Section 409A”);
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement, effective as of and contingent upon Closing, as follows:
1. Section 2.1 of the Employment Agreement is amended in its entirety as follows:
2.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as Special Advisor to the Chairman and CEO of Vertis of the Company, upon the terms and conditions contained herein. The Executive shall have all the responsibilities and powers normally associated with such office. The Executive shall perform such other duties and services for the Company, commensurate with the Executive’s position, as may be reasonably designated from time to time by the Company. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board. The Executive’s principal employment locations shall be Brentwood, TN and Ridgefield, CT, subject to reasonable travel to fulfill the duties of Executive’s position.

2. Section 2.3 of the Employment Agreement is amended in its entirety as follows:
2.3. Term of Employment.
2.3.1 Transition Period. Unless earlier terminated pursuant to this Agreement or extended by mutual agreement of the parties in writing, the Executive’s employment hereunder shall terminate automatically 90 days after Closing, and the period of employment through such date is hereinafter referred to as the “Employment Term”.
2.3.2 Post-Transition Period Employment. The parties acknowledge that during the 90-day period immediately following Closing (the “Transition Period”) they will consider the possibility of the Executive’s employment continuing beyond the Transition Period under terms and conditions mutually agreeable to the parties and memorialized in a successor employment agreement, if at all, by no later than the 90th day after Closing; it being understood that neither party is obligated to enter into any such successor employment agreement.
3. Section 3.1 of the Employment Agreement is amended in its entirety as follows:
3.1 Base Salary. For services performed during the Transition Period, the Executive shall be entitled to receive (a) a base salary at a rate of $575,000 per annum, payable in arrears in equal installments not less frequently than biweekly in accordance with the Company’s payroll practices, and (b) use of two automobiles of at least the same type and model as the automobiles currently being provided to the Executive by the Company on terms no less favorable to the Executive than as in effect on the date hereof (collectively, the “Base Salary”).
4. Section 3.3 of the Employment Agreement is amended in its entirety as follows:
3.3 Bonus. Executive shall not participate in any performance bonus arrangement of the Company during the Transition Period.
5. Section 5.1 of the Employment Agreement is amended in its entirety as follows:
5.1. Payments; Benefits.
5.1.1 Payments. At Closing, the Company shall pay to the Executive all earned but unpaid vacation pay and all unpaid Base Salary accrued through Closing. In addition, effective at Closing, the Company irrevocably terminates and liquidates, pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix)(B), the Company’s cash severance obligation to the Executive under Section 5.1 of the Employment Agreement as in effect immediately prior to Closing, which cash severance obligation the Company acknowledges constitutes deferred compensation under a plan described in Treas. Reg. § 1.409A-1(c)(2)(i)(I). Such termination and liquidation shall be effectuated through the payment by the Company to the Executive of a retention bonus payment for services rendered during the Transition Period of $2,764,154 (the “Retention Bonus Payment”), (a) 50% of which will be payable at Closing and (b) 50% of which will be payable, subject only to the provisions of Sections 5.3 and 5.4, on the earlier of (i) the 90th day after Closing or (ii) the termination of the Executive’s employment by the Company or resignation by the Executive with Good Reason. The Company represents and warrants that the Closing will result in a “change of control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5).
5.1.2 Termination; Resignation.
     (a) Subject to the provisions of Sections 5.3 and 5.4, if the Executive’s employment is terminated automatically under Section 2.3, or if, prior to the expiration of the Transition Period, the Executive’s employment is terminated by the Company or the Executive resigns, the Company shall pay to the Executive in cash any unpaid amounts of the Executive’s Base Salary for periods prior to the date of termination or resignation. Any such amount shall be paid in a lump sum within five business days after the date of termination or resignation.
     (b) Subject to the provisions of Sections 5.3 and 5.4, if the Executive’s employment is terminated automatically under Section 2.3, or if, prior to the expiration of the Transition Period, the Executive’s employment is terminated by the Company or the Executive resigns with Good Reason, the Executive shall be entitled to the following continued benefits during the Severance Period:
          (i) Medical, dental, vision, and prescription drug coverage for the Executive and his eligible dependents (as defined in the applicable plan), if elected by the Executive or eligible dependents under COBRA. Coverage will be provided initially as COBRA continuation coverage from the date of termination through the end of the applicable COBRA coverage period. The COBRA coverage will be provided under Company group health plans for as long as the Company maintains the group health plans. Upon termination of the Company’s plans, the COBRA coverage will be provided under group health plans maintained by Vertis, Inc. or an affiliate (“Vertis”). If the applicable COBRA coverage period ends before the expiration of the Severance Period, the Executive may elect to continue coverage during the remainder of the Severance Period for Executive and his eligible dependents by seeking coverage under an individual insurance policy acceptable to Vertis. If the Executive demonstrates to Vertis that he is unable to obtain an individual insurance policy with coverage that is substantially equivalent to the coverage under the Company or Vertis plans, then Executive and his eligible dependents may continue coverage under the Vertis group health plan for the remainder of the Severance Period. During the Severance Period, Executive shall pay the same premium contribution rate for coverage that is paid by active Company senior executives while coverage is provided under the Company’s group health plans, and active Vertis senior executives while coverage is provided under Vertis’ plans or individual insurance policies. The Executive shall be responsible for payment of his portion of the premiums. If Executive obtains individual insurance coverage as described above, the Company will provide prompt reimbursement of the Company portion of the premium only upon the Company’s receipt of evidence of payment of the premium by the Executive, which reimbursement shall be treated as taxable income to the Executive. The Executive and his dependents will not have the right to further continued coverage upon expiration or termination of the Severance Period, except if and as provided under COBRA and the Executive shall be responsible for payment of 102% of the applicable premium (within the meaning of Code section 4980B(f)) for such COBRA coverage, calculated at applicable plan rates for similarly situated COBRA qualified beneficiaries, for any such continued COBRA coverage that remains in effect after expiration or termination of the Severance Period.
          (ii) Life insurance and accidental death and dismemberment insurance coverage for the Executive. The Executive’s coverage under the Company plans may be converted to an individual policy covering the Executive upon his termination of employment, if elected by the Executive and subject to any rules, requirements or limitations set forth in the group insurance policy. The Executive may elect to obtain an individual policy that is not a conversion policy, but only if the cost of new coverage is less than or equal to the cost of the conversion policy. The individual policy shall have the same coverage levels as under the Company plans (generally, a benefit equal to the lesser of two times annual compensation or $500,000). The Executive shall be fully responsible for arranging coverage under the individual policy and paying the applicable premiums. The Company will promptly reimburse Executive for the premium payments only upon the Company’s receipt of evidence of payment of the premium by the Executive, which reimbursement shall be treated as taxable income to the Executive.
          (iii) Long-term disability insurance coverage for the Executive. The Executive’s coverage under the applicable group long-term disability plan may be converted to an individual policy covering the Executive upon his termination of employment, if elected by the Executive and subject to any rules, requirements or limitations set forth in the group insurance policy. The individual policy shall have the same coverage levels as under the Company plan (generally monthly income replacement coverage of the lesser of 66.67% of monthly earnings or $15,000 per month). The Executive may elect to obtain an individual policy that is not a conversion policy, but only if the cost of new coverage is less than or equal to the cost of the conversion policy. The Executive shall be responsible for arranging coverage under the individual policy and paying the applicable premiums. The Company will promptly reimburse Executive for the applicable premium payments only upon the Company’s receipt of evidence of payment of the premium by the Executive, which reimbursement shall be treated as taxable income to the Executive. The provision of benefits shall be subject to all applicable plan document terms.
          (iv) Continued eligibility for coverage and benefits under an employee assistance program and tuition assistance program maintained by the

Company or Vertis with the costs therefor paid by the Company during the Severance Period.
     (c) Except as determined in accordance with the terms of the employee benefit plans or programs of the Company or such parent or as set forth in Section 5.1, the Executive shall have no further right to receive any other compensation or benefits after such termination or resignation.
     (d) All payments and reimbursements hereunder shall be subject to applicable withholding and payroll taxes.
     (e) Anything to the contrary notwithstanding, if the Executive’s employment is terminated automatically under Section 2.3, such termination shall be deemed a termination by the Company without Cause prior to the expiration of the Transition Period.
5.1.3 Date of Termination. The date of termination of employment shall be the date specified in a written notice of termination to the Executive, which date shall not be prior to the date of such notice.
5.1.4. Release. If the Executive’s employment is terminated by the Company or the Executive resigns with Good Reason, the Company shall release the Executive from liability for any and all acts or omissions of the Executive except for the Executive’s gross negligence or willful misconduct.
6. Section 5.3 of the Employment Agreement is amended in its entirety as follows:
5.3 Conditions Applicable to Portion of Retention Bonus Payment and the Severance Period. If, during the Transition Period, the Executive materially breaches the Executive’s obligations under Section 8 or resigns without Good Reason, the Company may, upon written notice to the Executive, terminate its obligation to make the payment referred to in clause (b) of Section 5.1.1. If, during the Transition Period or at any time during the Severance Period, the Executive materially breaches the Executive’s obligations under Section 8 or resigns without Good Reason, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to provide any further benefits described in Section 5.1.2. Anything herein to the contrary notwithstanding, the Company’s obligation to make any payment (other than the payments required to be made at Closing) or provide any benefits (after the end of the Transition Period) described in Section 5.1 shall be subject to the Executive’s execution of the Company’s standard form release of claims prior to the scheduled date of payment.
7. Section 5.4 of the Employment Agreement is amended in its entirety as follows:
5.4 Death. In the event of the Executive’s death during the Transition Period, any unpaid balance of the Retention Bonus Payment shall be paid to the Executive’s estate when such amount would otherwise have been paid to the

Executive and the Executive’s spouse and eligible dependents (if any) shall continue to receive the health, vision, dental, and prescription drug coverage for the remainder of the applicable Severance Period.
8. Clauses (e) and (g) of Section 5.6 (Good Reason) of the Employment Agreement are hereby deleted. Clause (b) of Section 5.6 of the Employment Agreement shall be deemed to refer to the responsibilities and title referred to in Section 1 hereof.
9. All references in Section 8.1 (Non-Solicitation) of the Employment Agreement to “the Company” shall be deemed to be references to “Vertis and its subsidiaries”.
10. All references in Section 11.9 (Nondisparagement) of the Employment Agreement to “the Company” shall be deemed to be references to “Vertis and its subsidiaries”. Section 11.9 of the Employment Agreement is also amended by inserting the phrase “customer or vendors” after the word “stockholders”.
11. Section 11.8 of the Employment Agreement is amended in its entirety as follows:
11.8. Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder. If the Company determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty or interest under Section 409A of the Code, the Company and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
12. Section 11.11 of the Employment Agreement is amended by adding the following new definitions to the end thereof:
“Closing” has the meaning set forth in the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof, by and among Vertis Holdings, Inc., Vertis, Inc. (“Vertis”), Victory Merger Sub, LLC, and ACG Holdings, Inc.

13. The rights (but not the obligations) of ACG hereunder shall not be assignable, except to Vertis. Nothing in this agreement is intended to confer upon Vertis or any of its affiliates any rights, benefits or remedies of any nature whatsoever by reason of this agreement.
14. The obligations of ACG under the Employment Agreement are not subject to any conditions except as expressly provided herein. ACG shall have no right of setoff or recoupment with respect to any of its obligations under the Employment Agreement.
15. Section 8.3 of the Employment Agreement is amended by changing the reference to Section 5.1.1(a) therein to Section 5.1.
16. The definition of “Competitor” in Section 11.11 of the Employment Agreement is amended in its entirety as follows:
     “Competitor” means any Person that (a) prints retail advertising inserts or provides premedia services for printing and (b) unless the Executive irrevocably receives all the payments and benefits referred to in Section 5.1, has annual combined retail advertising insert printing and premedia revenues for the most recently ended annual reporting period in excess of $250 million.
In all other respects, the Employment Agreement is hereby ratified and confirmed.
(Signatures begin on the next page.)

     IN WITNESS WHEREOF, ACG has caused this Amendment to be duly executed and the Executive has hereunto set his hand, effective as of and contingent upon Closing.

AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	Executive Vice President, Chief Financial Officer and Secretary

EXECUTIVE
/s/ Stephen M. Dyott
Name:	Stephen M. Dyott